Exhibit 99.2

					SPARTAN STORES, INC. AND SUBSIDIARIES SUMMARY CONSOLIDATED FINANCIAL DATA
					(in thousands, except per share data)

						Year ended (unaudited)
Nasdaq: SPTN						March 31, 2001 (53 Weeks)	March 25, 2000 (52 weeks)
					Net sales	$3,505,923	$3,030,917
FACTS					Cost of sales	2,960,582	2,643,490
					Gross profit	545,341	387,427
INVESTMENT CONSIDERATIONS					SG&A	482,879	344,993
					Restructuring charge	1,000	(4,521)
STRONG MARKET SHARE POSITIONS					Interest expense	31,243	27,294
					Interest income	(4,199)	(4,492)
				Market Share	Other gains	(2,542)	(1,491)
Northern Michigan Greater Toledo				41% 29%	Earnings before income taxes and discontinued operations	$36,960	$25,644
Grand Rapids, MI				21%	Income taxes	13,925	9,653
Central Michigan				19%	Earnings before discontinued operations	23,035	15,991
					Earnings from discontinued operations	$407	$1,203
					Net Earnings	23,442	17,194
IMPROVING SALES AND EARNINGS GROWTH
					Diluted earnings per share:
Continuing operations compared with prior year					Earnings from continuing operations	$1.33	$1.19
	Q4 '01	Q3 '01	Q2 '01	Q1 '01	Net earnings	$1.35	$1.28
Sales EPS*	+26.3% +220%	+19.5% +95.5%	+9.5% +41.01%	+6.1% +16.7%	Weighted diluted average number of shares outstanding	17,345	13,439

*Excludes nonrecurring items, adjusted for stock dividends

First Call			FY 2002		Balance Sheet		March 31, 2001
(estimate as of 5/15/01)			$1.49		Cash and cash equivalents		$27,561
					Other current assets		299,977
IMPROVING SAME STORE SALES COMPARISONS					Other assets		194,164
					Net property and equipment		289,143
Compared with prior year					Total assets		$810,845

	Q4 '01	Q3 '01	Q2 '01	Q4 '01	Total current liabilities		$258,474
Sales	+7.7%	+6.2%	+5.0%	+4.4%	Deferred taxes on income		16,594
					Other long-term liabilities		10,732
					Long-term debt		306,632
SHARE BUYBACK PROGRAM
					Total shareholders' equity		218,413
*			Through March 31, 2001, the company has purchased approximately 330,000 shares for $2.6 million
					Total liabilities and shareholders' equity		$810,845
LONG, ESTABLISHED OPERATING HISTORY
*

In 84 years of partnering with neighborhood super-
market operators, Spartan has grown into the ninth
largest grocery distributor and the sixth largest con-
venience store distributor in the United States.

RETAIL STRATEGY WILL IMPROVE OPERATING PROFIT MARGIN

FORWARD-LOOKING STATEMENTS

This fact sheet contains plans, expectations, estimates, projections and other forward-looking statements that involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward- looking statements. Internal and external factors that might cause such a difference include, but are not limited to: (1) expected cost savings and other synergies might not be fully realized or realized within the expected time frame; (2) revenues may be lower than expected; (3) competitive pressures among food retail and distribution companies may increase sig nificantly; (4) costs or difficulties may be encountered; (5) changes in the interest rate environment may reduce net interest income; (6) general economic conditions may deteriorate, either nationally in the states in which the company operates; (7) legislation or regulatory changes may adversely affect the businesses in which the company is engaged. The company disclaims any intention or obligation to update or revise any forward- looking statement and other information set forth in this fact sheet.

Any analyst's report or market data or content provider referenced in this fact sheet is furnished as a convenience, for informational purposes only, and not intended for trading purposes. Any opinions, estimates or forecasts regarding the company's historical or predicted performance made by these firms are theirs alone and do not represent opinions, forecasts or predictions of the company or its management. The company is providing the reference as a service, and does not by referencing these firms imply its endorsement, approval, or adoption of or concurrence with such information, conclusions or recommendations. Interested persons must obtain copies of analysts' reports on their own; the company does not distribute these reports. One or more of these firms may be market- makers in the company's stock or hold other long or short positions in the stock, and may provide compensated services to the company.

Spartan Stores, Inc.
850 76th Street, P.O. Box 8700, Grand Rapids, Michigan 49518-8700
616.878.2000     www.spartanstores.com

QUICK

Headquartered	Grand Rapids, Michigan

Principal Business	Retail grocery store and deep-discount drugstore operator and grocery and convenience store wholesaler

Stores Owned
Retail Grocery	102
Deep Discount	25

Distribution Customers
Independent Grocers	350
Convenience Stores	6,600

Products	Manage over 40,000; 2,400 private label items

Employees	12,000

Geographic Regions
Grocery Stores	MI, OH, IN
Convenience Stores	MI, IN, KY, OH, PA, TN, GA, WV

SPARTAN STORES, INC. FISCAL 2000 SALES MIX CONTINUING OPERATIONS

SPARTAN STORES, INC. FISCAL 2001 SALES MIX CONTINUING OPERATIONS

Business Strategy

Spartan Stores, Inc. is becoming a significant food retailer and distributor in the Midwest. Sales and earnings are expected to accelerate as the company continues to build on its retail strategy. The large number of independent retail grocers in Spartan's target area (many of which are now Spartan customers) offer continued consolidation opportunities. Spartan's experienced retail operations team, as well as its expertise in retail support services, provides Spartan with the tools for both successful integration and significantly improved retail profitability. Through a combination of internal and external revenue growth and efficiency improvements in its distribution operations, Spartan expects to achieve sustainable earnings growth. The Company's business strategy focuses on:

Executive Management Team

Spartan's executive management team, led by Spartan's Chairman, President and Chief Executive Officer Jim Meyer, have been instrumental in developing Spartan's retail grocery strategy. This team, with over 75 years of industry experience, is committed to becoming a significant food retailer and distributor in the Midwest while enhancing shareholder value by achieving consistent, profitable growth:

James Meyer
Chairman, President and Chief Executive Officer

Jim has guided Spartan's re-entry into the retail grocery market. President and CEO since July 1997 and chairman since August 2000, Jim joined Spartan in 1973 and has held numerous management positions throughout his career.

Joel Barton
Executive Vice President Sales and Marketing

Joel brings over 27 years of experience in the retail supermarket industry and a wealth of experience in merchandising, operations and in mergers and acquisitions. Joel was previously vice president of retail, responsible for Spartan's 118-store chain of supermarkets and drugstores. Before joining Spartan, Joel served as senior vice president of Raley's, a prominent, California-based, 150-store retail supermarket chain.

John Sommavilla
Executive Vice President Merchandising and Logistics

John is responsible for Spartan's supply chain and category management initiatives. Previously, he was vice president of purchasing, with responsibility for all purchasing activities. John joined Spartan in 1985 as a supervisor in the grocery warehouse and has held increasingly important management positions in all critical aspects of the purchasing and distribution system.

David Staples
Executive Vice President and Chief Financial Officer

David oversees human resources, information technology, real estate and finance. Prior to joining Spartan, Dave held various financial position during the four years he spent at Kmart Corporation (NYSE:KM) overseeing planning and analysis, financial reporting and special projects. His most recent position was as divisional vice president for strategic planning and reporting, responsible for planning and analysis, budgeting, reporting and corporate accounting. Before Kmart, he served 11 years in Arthur Andersen's audit and business advisory practice.

>

Acquisitions, which will play a vital role in Spartan's long-term retail strategy. During the next several years, acquisitions are expected to add an additional 5-10% revenue growth. Spartan's strategy targets acquisition candidates to be:

•	Independent operators with strong local market presence
•	Retail stores in contiguous geographic regions
•	Profitable stores that can benefit from more efficient management
•	Stores that can be accretive to earnings within 24 months of Spartan ownership

>	Enhanced Marketing and Merchandising Programs
•	Increase multi-tiered private label programs
•	Design product mix to reflect preferences of each local market
•	Increase buying leverage through retail store additions and synergistic relationships with existing wholesale customers
•	Target merchandising, advertising, and promotions to improve sales per square foot, same-store sales comparisons, and in-store traffic
•	Implement marketing "best practices" across all business units to increase penetration of higher margin products

>	Streamlined cost structure

•	Continue to streamline operational and administrative functions across all business units
•

Expect annual synergies from the Food Town merger to exceed $6 million in the first full fiscal year ending March 31, 2002, increasing thereafter, primarily from purchasing leverage, volume efficiencies and corporate overhead cost reduction s

•	Continue to implement store operational "best practices" within all stores

This report was prepared by
SM BERGER & COMPANY
Independent Investor Relations Consultants
(216) 464-6400

Spartan Stores, Inc., is a client of SM Berger & Company. Information in this fact sheet is based on data obtained from sources believed to be reliable and correct. Any statements nonfactual in nature constitute only current opinions, which are presented without guarantee and are subject to change.

Expanding Retail

Spartan's strategic repositioning as a significant food retailer in the midwest is expected to help secure its competitive position as a distributor, improve margins, and ensure faster growth.

Over the past two years, the Company acquired the following retailers:

Acquisition Update

In March 2001, Spartan acquired Prevo's Family Markets, a respected 10-store retail grocer in Western Michigan with annual sales of $100 million. Because Prevo's was already a distribution customer, Spartan's net gain in annual revenues from the addition of Prevo's will be approximately $50 million.

The August 2000 merger with Seaway Food Town launched Spartan Stores as a publicly traded company with an annual sales run rate in excess of $3.5 billion. Food Town now has a 29% market share in northwest Ohio. Spartan expects to realize profit potential through:

•	Prevo's Family Markets: 10 stores (March 2001)	>	Improved private label programs for Food Town
•	Seaway Food Town: 73 stores (August 2000)	>	Increased buying power from Food Town's retail
•	Great Day Food Centers: 3 stores (December 1999)		operations
•	Glen's Markets: 23 stores (April 1999)	>	Elimination of redundant administrative functions
•	Family Fare Supermarkets: 13 stores (March 1999)	>	Shifting merchandising to a "pull-through"
•	Ashcraft's Markets: 8 stores (January 1999)		marketing strategy
		>	Improved category management

Stock Repurchase

In September 2000, Spartan's board authorized repurchase of up to $5 million of its common shares over the next 12 months for employee benefit plans, possible acquisitions, and other general corporate purposes.

Spartan is improving Food Town's sales per square foot and same-store sales comparisons, while improving retail store profitability. Seaway is expected to be accretive to Spartan's earnings within 24 months of the merger.